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                                                                 EXHIBIT 4(m) TO
                                                 1997 ANNUAL REPORT ON FORM 10-K



                              MODIFICATION TO NOTE

         This Modification to Note, made as of the 12th day of September 1997, by and between ELLETT BROTHERS, INC., a South Carolina Corporation (the "Company"), and THE BANK OF NEW YORK (the "Trustee") as Trustee.

                              W I T N E S S E T H:

         WHEREAS, Lexington County, South Carolina (the "County") issued its Industrial Revenue Refunding Bonds, Series 1988 (Ellett Brothers Limited Partnership Project) in the original principal amount of $9,100,000 (the "Bonds"); and

         WHEREAS, the County loaned the proceeds of the Bonds to Ellett Brothers Limited Partnership, a North Carolina limited partnership (the "Predecessor Company") pursuant to a Loan Agreement, dated as of November 1, 1988 (the "Loan Agreement"), between the County and the Predecessor Company for the purpose of refinancing certain real and personal property in Lexington County, South Carolina (the "Project"); and

         WHEREAS, the Predecessor Company evidenced its obligations under the Loan Agreement by that certain promissory note, dated December 1, 1988 (the "Note") in the original principal amount of $9,100,000 to the County which the County assigned to the original trustee by assignment dated December 1, 1988 (the "Assignment"); and

         WHEREAS, the County secured its obligations under the Bonds by assigning all of its right, title, and interest (except for certain rights to receive indemnification and the payment of expenses) under the Loan Agreement to the predecessor to the Trustee pursuant to the terms of the Indenture; and

         WHEREAS, the Predecessor Company secured its obligations under the Note and the Loan Agreement, as assigned by the County to the Trustee, by giving the original trustee a Mortgage and Security Agreement, dated as of November 1, 1988, and recorded in Book 1235 at page 192 in the Office of the RMC for Lexington County, South Carolina (the "Mortgage"), which mortgage constitutes a first perfected lien and security interest upon the Project; and

         WHEREAS, pursuant to the terms of an Assignment and Assumption Agreement, dated as of June 9, 1993, the Company has succeeded to all rights and obligations of the Predecessor Company with respect to the Loan Agreement, the Note, and the Mortgage; and

         WHEREAS, the Trustee is successor trustee in compliance with the terms of the Indenture to Citizens and Southern Trust Company (South Carolina), National Association; and

         WHEREAS, The Depository Trust Company, under its nominee name Cede & Co., is the


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registered owners of all of the outstanding Bonds on behalf of its beneficial owner The Bank of New York, as custodian (the "Custodian") on behalf of Municipal Income Opportunities Trust and Municipal Income Trust II, funds managed by Dean Witter InterCapital, Inc. (collectively, the "Bondholder"); and

         WHEREAS, the Bonds bear interest at a rate of 10.625% and the Company has requested and the Bondholder has agreed, to reduce the interest rate on the Bonds to 7.5% and to make certain other modifications to the Bonds; and

         WHEREAS, by ordinance enacted on September 8, 1997, the County Council of Lexington County, South Carolina authorized the amendment of the Bonds, the Indenture, and the Loan Agreement to provide for a reduction of the interest rate and certain other changes as aforesaid and the issuance of Amended Bonds (the "Amended Bonds") to replace the Bonds; and

         WHEREAS, the Loan Agreement is being amended pursuant to a First Amendatory Loan Agreement, of even date herewith, executed by and among the Company, the County, the Trustee, and the Bondholder (the Loan Agreement as amended by the First Amendatory Loan Agreement is hereinafter referred to as the "Amended Loan Agreement"); and

         WHEREAS, the Indenture is being supplemented pursuant to a First Supplemental Trust Indenture, of even date herewith, executed by and among the Company, the County, the Trustee, and the Bondholder (the Indenture as supplemented by the First Supplemental Trust Indenture is hereinafter referred to as the "Supplemented Indenture"); and

         WHEREAS, the Note is being amended pursuant to this Modification (the Note as amended by this Modification is hereinafter referred to as the "Amended Note").

         NOW, THEREFORE, the Company and the Trustee, in consideration of the premises and the sum of one dollar to each in hand paid by the other, a receipt of which is hereby acknowledged by each, do hereby agree that the Note and the Assignment should be, the same hereby are, modified and amended as follows:

         1. The recitals are incorporated herein by reference and shall be deemed to be a part of this Modification.

         2. All references in the Note to the Series 1988 Bonds shall hereinafter be deemed to refer to the Amended Bonds.

         3. All references in the Note to the Company shall hereinafter mean Ellett Brothers, Inc., a South Carolina corporation. All references in the Note to the Indenture shall hereinafter mean the Indenture as supplemented by the First Supplemental Trust Indenture of even date herewith. All references in the Note to the Loan Agreement shall hereinafter mean the Loan Agreement as amended by the First Amendatory Loan Agreement of even date herewith. All references to the Company shall

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mean Ellett Brothers, Inc., a South Carolina corporation. All references to the
Trustee shall hereinafter refer to The Bank of New York, its successors and assigns.

         4. Except as modified as provided in paragraphs 2 and 3 above, all other terms and provisions of the Note shall remain in full force and effect.

         IT IS MUTUALLY AGREED by and between the parties hereto that this Modification shall become a part of the Note and the Assignment by reference and that nothing herein shall waive, annul, vary, or affect any provision, condition, covenant, or agreement contained in the Note and the Assignment except as herein amended, nor affect or impair any rights, powers, or remedies under the Note and the Assignment, as hereby amended.

         The Company promises and agrees to perform all of the requirements, conditions, and obligations under the terms of the Note and the Assignment as hereby modified and amended, said documents being hereby ratified and affirmed.

         This Modification shall be binding upon and inure to the benefit of any assignee or the respective successors and assigns to the parties hereto.

         This Modification may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute any of such counterparts.

         This Modification shall be construed, interpreted, enforced, and governed by and in accordance with the laws of the State of South Carolina.

         IN WITNESS WHEREOF, this instrument has been executed under seal by the parties hereto and delivered as of the date and year first above written.

                                            ELLETT BROTHERS, INC.


                                            By: /s/ E. Wayne Gibson
                                                -------------------------
                                            Its: Corporate Secretary


                                            THE BANK OF NEW YORK, as Trustee


                                            By: /s/ Watson T. Barger
                                                -------------------------
                                            Its: Agent



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